Exhibit 99.1

Five Year Summary

IN MILLIONS OF DOLLARS, EXCEPT PER SHARE AMOUNTS	2004	2003	2002	2001	2000
For the year
Revenues	$37,445	$31,034	$28,212	$27,897	$26,583
Research and development	1,267	1,040	1,203	1,264	1,309
Net income	2,673	2,236	2,118	1,836	1,734
Earnings per share:
Basic:
Net earnings	5.39	4.67	4.42	3.84	3.62
Net earnings adjusted for SFAS No. 142				4.29	4.02
Diluted:
Net earnings	5.29	4.44	4.19	3.64	3.41
Net earnings adjusted for SFAS No. 142				4.05	3.78
Cash dividends per common share	1.40	1.14	.98	.90	.825
Average number of shares of Common Stock outstanding:
Basic	496.4	473.8	472.4	470.2	470.1
Diluted	505.4	502.9	505.6	505.4	508.0
Cash flow from operations	3,596	2,827	2,829	2,917	2,569
Voluntary pension contributions (1)	906	994	530
Capital expenditures	795	530	586	793	937
Acquisitions, including debt assumed	1,295	2,305	424	525	1,340
Share repurchase	992	401	700	599	800
Dividends on Common Stock (3)	660	533	462	423	387
At year end
Working capital	$2,575	$2,069	$4,050	$3,094	$1,864
Total assets	40,293	35,520	29,986	27,717	25,962
Long-term debt, including current portion	4,271	4,632	4,676	4,371	3,772
Total debt	5,591	5,301	4,873	4,959	4,811
Debt to total capitalization	28%	31%	36%	37%	38%
ESOP Preferred Stock, net (2)			428	429	432
Shareowners’ equity	14,266	11,953	8,557	8,515	7,763

Number of employees	209,700	203,300	155,000	152,000	153,800

Note: During 2003, UTC acquired Chubb plc, which is reported as a separate segment.

(1)	Represents cash contributions, in addition, during 2002 and 2001, UTC contributed Treasury Stock of $253 million and $247 million, respectively, to its domestic defined benefit pension plans.

(2)	During 2003, UTC converted all of its outstanding shares of ESOP Preferred Stock into Common Stock.

(3)	Excludes dividends paid on ESOP stock.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.